TIGER WOODS TO DEBUT MUSCLEPHARM AS NEW GOLF BAG SPONSOR

MusclePharm adds Tiger Woods as newest brand ambassador

DENVER, CO--(Marketwired – June 18 2014) - MusclePharm Corporation (OTCQB: MSLP), a scientifically driven, performance-lifestyle sports nutrition company, today announced it has signed a multi-year endorsement agreement with Tiger Woods. This agreement includes sponsorship of Tiger Woods’ golf bag. The partnership officially begins July 1st, 2014.

Woods will also be featured in MusclePharm advertisements and commercials. He will further support the brand via appearances and social media promotion.

“Tiger Woods is more than a golfer,” said Brad Pyatt, Chairman and CEO of MusclePharm. “He is an elite athlete possessing legendary work ethic and determination, as well as a focus on remaining in top physical shape. We are excited to work with Tiger to bring more attention to nutritional science and how it can enhance strength and overall athletic performance—and most importantly—fuel athletes safely.”

“One of the keys to success as an athlete is making sure you are fueling your body properly, which is at the core of MusclePharm’s mission,” said Tiger Woods. “This golf bag venture is a great way to launch this partnership. I look forward to working with MusclePharm to help people achieve their peak physical form.”

In addition to Woods, MusclePharm’s stable of endorsers include Arnold Schwarzenegger, and professional football players Eric Decker and Colin Kaepernick. MusclePharm is also the Official Supplement Provider of Ultimate Fighting Championship® (UFC) and USA Wrestling.

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About MusclePharm

MusclePharm® is a scientifically driven, performance-lifestyle company that currently develops, manufactures, markets and distributes branded nutritional supplements. The company offers a complete range of powders, capsules, tablets and gels. Its portfolio of recognized brands, including MusclePharm® Hybrid and Core Series, Arnold Schwarzenegger Series™ and FitMiss®, are marketed and sold in more than 110 countries and available in over 35,000 retail outlets globally. These clinically-proven and scientific nutritional supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit www.musclepharm.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Contact:

Matt Sheldon/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980
investors@musclepharm.com